EXHIBIT 99

CONTACT:                                 STRATUS SERVICES GROUP, INC.

Suzette Nanovic Berrios, Esq.

(732) 866-0300 – Fax (732) 866-6676

FOR IMMEDIATE RELEASE

STRATUS SERVICES GROUP, INC. REPORTS RECENT DEVELOPMENTS
RELATIVE TO POTENTIAL CHANGE IN MANAGEMENT
AND PROJECTED FINANCIAL INFORMATION

Manalapan, New Jersey, April 22, 2004 –Stratus Services Group, Inc., the SMARTSolutions™ Company (OTC Bulletin Board: SERV.OB), announced today certain recent developments that have resulted in (i) a potential management change and (ii) a change in Stratus’ projected financial information.

Potential Management Change

In April 2004, Stratus entered into a non-binding letter of intent with Michael O’Donnell which contemplates that Stratus will hire Mr. O’Donnell as its Chief Executive Officer.  Stratus’ hiring of Mr. O’Donnell is subject to the execution of a mutually satisfactory employment agreement with Mr. O’Donnell, the completion of a due diligence investigation satisfactory to Mr. O’Donnell and the approval of Stratus’ Board of Directors.  The letter of intent provides that Stratus will grant options, or other equity in a form to be agreed upon, to Mr. O’Donnell with respect to approximately six percent (6%) of our outstanding equity on a fully diluted basis.

Mr. O’Donnell is the founder and Chief Executive Officer of ALS, LLC, which provides light industrial performance based staffing services.  A son of Stratus’ Chief Executive Officer, Joseph J. Raymond, Jr., holds a 50% interest in ALS, LLC, which acquired substantially all of the assets of our Miami Springs, Florida office in August 2003.  ALS is the holding company for Advantage Services Group, LLC which provides payrolling services to certain of Stratus’ clients.  In 2001, Mr. O’Donnell formed MOD Ventures, LLC, which provides specialized underwriting and capitalization services for new or high growth ventures, and which provided consulting services to Stratus in February and March 2003.  In addition, Mr. O’Donnell recently formed Summerlin Capital Partners, which engages in leasing/asset-based financial services consulting.  Formerly, Mr. O’Donnell was managing Director of the Global Technology Services division of GATX Capital.  Stratus can give no assurance that it will be able to finalize the proposed employment relationship with Mr. O’Donnell.

500 Craig Road, Suite 201, Manalapan, New Jersey 07726
Phone:  732-866-0300 • Fax:  732-866-6676

Projected Financial Information

While Stratus realized a net profit for its fiscal quarter ended December 31, 2003, Stratus anticipates a net loss for the fiscal quarter ended March 31, 2004.

Due to a delay in the consummation of the exchange offer that Stratus is making to the holders of its Series E Preferred Stock, Stratus incurred additional penalties associated with the Series E Preferred Stock in the quarter ended March 31, 2004.  These non-cash charges, which accrue every 120 days, will continue until the exchange offer is ultimately consummated.

In addition, upon consummation of the exchange offer, Stratus will realize non-cash costs as a result of the redemption of the Series E Preferred Stock.

Stratus is a national provider of business productivity consulting and staffing services through a network of twenty-seven offices in seven states.  Through its SMARTSolutions(TM) technology, Stratus provides a structured program to monitor and reduce the cost of a customer’s labor resources.  Through its Stratus Technology Services, LLC joint venture, the Company provides a broad range of information technology staffing and project consulting.

This news release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. Factors that could cause the Company’s actual results and financial condition to differ from the Company’s expectations include, but are not limited to, a change in economic conditions that adversely affects the level of demand for the Company’s services, competitive market and pricing pressures, the availability of qualified temporary workers, the ability of the Company to manage growth through improved information systems and the training and retention of new staff, and government regulations.